Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Agenus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share		(1)	(2)	—	—	—

Fees to Be Paid	Equity	Preferred Stock, $0.01 par value per share		(1)	(2)	—	—	—

Fees to Be Paid	Other	Warrants		(1)	(2)	—	—	—

Fees to Be Paid	Debt	Debt Securities		(1)	(2)	—	—	—

Fees to Be Paid	Other	Units		(1)	(2)	—	—	—

Fees to Be Paid	Unallocated (Universal Shelf)		457(o)	(1)	(2)	$300,000,000	0.00014760	$44,280.00

Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	457(c)	134,512,851	$1.78	$239,432,874.78(4)	0.0001102	$20,302(4)

	Total Offering Amounts					$300,000,000		44,280.00

	Total Fees Previously Paid							$20,302

	Total Fee Offsets							—

	Net Fee Due							$23,978

(1)

The registrant is registering hereby an unspecified principal amount or number and offering price of securities of each identified class as may be offered, from time to time, hereunder, along with an indeterminate principal amount or number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder or pursuant to any anti-dilution adjustments with respect to any such securities. Separate consideration may or may not be received for securities that are issued upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Common Stock that are issued upon conversion of Preferred Stock or Debt Securities or upon exercise of Warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.

(4)

The $300,000,000 of securities registered pursuant to this registration statement includes 134,512,851 shares of Common Stock that may be issued and sold under a certain at-the-market issuance sales agreement with B. Riley Securities, Inc., or Sales Agreement. We incurred a registration fee of $36,218 at the time this registration statement was initially filed for 184,638,269 shares of Common Stock that may be issued and sold under the Sales Agreement. After the application of a fee offset, we paid a registration fee of $20,302 for the 184,638,269 shares of Common Stock that may be issued and sold under the Sales Agreement. As of the date of this registration statement, we have sold 50,125,418 shares of Common Stock pursuant to the Sales Agreement. We are registering the offer and sale of the remaining 134,512,851 shares of Common Stock that have not been sold pursuant to the Sales Agreement.